Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the incorporation by reference in this Registration Statement of Jasper Therapeutics, Inc. on Form S-3 to be filed on or about October 14, 2026 of our report dated October 1, 2026, on our audits of Kira Pharmaceuticals’ financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report was included in the Jasper Therapeutics Form 8-K/As filed on October 1, 2026 and October 5, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Kira Pharmaceuticals' ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

October 14, 2026